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                                                                 EXHIBIT 6.6







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                            SHARE PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered into to be effective as of the 21st day of April, 1994 by and between

          ALTAIR INTERNATIONAL GOLD, a company incorporated pursuant to the laws of the Province of Ontario and having an office located at 36 Toronto Street, Suite 100, Toronto, Ontario, Canada

          (hereinafter called "Altair")

AND

          THOSE SHAREHOLDERS OF FINE GOLD RECOVERY SYSTEMS, INC. ("FGR") which have executed this agreement in the space set forth below

          (hereinafter called "Shareholders").

WHEREAS:

     A. Shareholders are desirous of selling to Altair and Altair is desirous of purchasing all issued and outstanding shares (the "Shares") of the capital stock of FGR;

     B. The consideration for the purchase of the Shares has been determined on the basis of the value of FGR's rights under that certain Agreement dated January 1, 1994 between Thomas P. Campbell and FGR;

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, Altair and the Shareholders agree as follows:

     1.   SALE AND PURCHASE.

          1.1 Shareholders hereby agree to sell and Altair hereby agrees to purchase the Shares on the terms and conditions herein contained for the purchase price as set forth in Article 2 hereof.

          1.2 The Shares consist of 100,000 shares held by the persons and in the amounts set opposite their respective names in Schedule "A" attached hereto representing all and not less than all of the issued and outstanding shares of FGR.



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     2.   PURCHASE PRICE.

          2.1 The purchase price for the Shares shall be 750,000 fully paid and non-assessable common shares in the capital stock of Altair. The shares issued pursuant to the acquisition will be issued as to 100,000 shares with a hold period of twelve (12) months and 650,000 shares subject to a Form C Performance Escrow Agreement with one share released for each forty-five cents ($0.45) of cash flow generated by Fine Gold Recovery Systems, Inc.

     3.   SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES.

          3.1 The Shareholders severally represent and warrant to Altair, upon which representations and warranties Altair is relying, that:

               (a) FGR is a corporation duly incorporated under the laws of Nevada and is a valid and subsisting corporation;

               (b) The authorized capital of FGR consists of $10,000 divided into 1,000,000 shares at the par value of $.01 per share, of which 100,000 shares have been issued and are outstanding as fully paid and non-assessable;

               (c) Each Shareholder owns the Shares owned by him as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances whatsoever. Each Shareholder has the due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares owned by him to Altair;

               (d) FGR has the corporate power to own the properties owned by it and to carry on the business carried on by it and is duly qualified to carry on business in the State of Nevada;

               (e) There are no actions, suits or proceedings pending against the Shareholder or FGR at law or in equity of before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and which involve the possibility of any materially adverse judgment or ruling against or liability of the Shareholder or FGR;

               (f) All material transactions of FGR have been promptly and properly recorded or filed in or with its respective books and records. The minute book of FGR contains all records of the meetings and proceedings of shareholders and directors of FGR;

               (g) The performance of this Agreement will not be in violation of the Articles of Incorporation or Bylaws of FGR or of any agreement to which the Shareholder or any company are a party and will not give any



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                    person or company any right to terminate or cancel any
                    agreement or any right enjoyed by FGR and will not result in the creation or imposition of any lien, encumbrances or restriction of any nature whatsoever in favor of a third party upon or against the assets of FGR;

               (h) FGR is not party to any collective agreement with any labor union or other association of employees, and FGR has no contract with employees, officers, lawyers, accountants or other individuals;

               (i) No Shareholder is aware of any event or circumstance which has had, or might reasonably be expected to have, a materially adverse effect on the business of FGR or the results of any of its operations.

     4.   ALTAIR REPRESENTATIONS AND WARRANTIES.

          4.1 Altair represents and warrants to Shareholders, upon which representations and warranties Shareholders are relying, that:

               (a) Altair is a corporation duly incorporated under the laws of the Province of Ontario, Canada and is a valid and subsisting corporation;

               (b) The shares of Altair are listed and posted for trading on the Alberta Stock Exchange ("ASE") and Altair is not in default under the Securities Act of Alberta, the regulations, by-laws, policies or rules of the Alberta Securities Commission or the ASE, as the case may be, or the general laws of Alberta or any other jurisdiction in which Altair carries on business;

               (c) The authorized capital of Altair consists of unlimited shares without par value of which 3,850,850 shares have been issued and are outstanding as fully paid and non-assessable;

               (d) Altair has the full right and power to enter into and to perform under this Agreement and to issue to Shareholders the shares as provided in Article 2 hereof;

               (e) There are no actions, suits or proceedings pending against Altair at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and which involve the possibility of any materially adverse judgment or ruling against or liability of Altair.

     5.   COVENANTS OF ALTAIR.

          5.1  Altair covenants and agrees with Shareholders as follows:



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               (a)  To cause FGR to observe and perform all of the covenants and conditions on FGR's part to be paid, observed and performed under the said Agreement to acquire certain rights to the Campbell Centrifugal Jig.

     6.   CONDITIONS PRECEDENT.

          6.1 Altair's obligations hereunder are subject to each of the following conditions:

               (a) The ASE and any other securities or regulatory authorities as may have jurisdiction of the subject matter of this Agreement shall have accepted this Agreement filing on or before July 1, 1994;

               (b) The Shareholder's attorney shall have delivered to Altair at the time of execution of this Agreement an opinion that the Shares have been duly authorized and validly issued and an opinion as to such other matters as may be reasonably required by Altair's solicitors, which opinion shall be to the satisfaction of Altair's solicitors;

               (c) Altair's solicitors shall approve a form of escrow or other agreement which may be prescribed by the ASE or any other regulatory authority;

               (d) The Shareholders shall have made available to Altair, or its nominees, at all reasonable times prior to the execution of this Agreement, the minute book of FGR and all other books, accounts, records and other information with respect to the affairs of FGR;

The conditions contained in this Article 6.1 are for the sole benefit of Altair and may be waived by Altair in whole or in part at any time prior to the closing.

          6.2 Each Shareholder's obligations hereunder are subject to each of the following conditions:

               (a) The ASE shall have accepted this Agreement for filing on or before July 1, 1994;

               (b)  The issuance of the Shares of Altair to the Shareholders.

The conditions contained in this Article 6.2 are for the sole benefit of the Shareholders and may be waived by the Shareholders in whole or in part at any time.

     7.   DELIVERY OF DOCUMENTS.

          7.1 Altair shall tender evidence to the reasonable satisfaction of Shareholders as to the allotment and issuance of 100,000 restricted shares of its capital stock to Shareholders on or before the latter to occur of the 10th business day after acceptance of this Agreement for filing by the ASE or the execution of this Agreement by all of the Shareholders, or at such other time as may be mutually agreed upon by the parties hereto.



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          7.2  If this Agreement is terminated due to a failure of the conditions precedent set out in Article 6 hereof, or the same are not waived by Altair or by the Shareholders, as the case may be, this Agreement shall be of no further force or effect.

     8.   GENERAL PROVISIONS.

          8.1 This Agreement shall be construed and enforced according to the laws of the Province of Ontario.

          8.2 Each of the parties hereto agrees to execute such further and other deeds, documents, and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement.

          8.3  Time shall be of the essence of this Agreement.

          8.4 This Agreement shall inure to the benefit of and be binding upon Shareholders and Altair and their respective personal representatives, successors and assigns.

          8.5 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Shareholders and Altair have duly executed this Agreement as of the day and year first mentioned above.

                                       ALTAIR INTERNATIONAL GOLD




                                       By
                                          -----------------------------------
                                             WAYNE G. BEACH
                                             Vice President


                                       "SHAREHOLDERS"



                                       /s/ Thomas P. Campbell
                                       --------------------------------------
                                           THOMAS P. CAMPBELL


                                       /s/ C. Patrick Costin
                                       --------------------------------------
                                           C. PATRICK COSTIN



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                                   SCHEDULE A


Thomas P. Campbell                                                       5,000

C. Patrick Costin                                                       95,000














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